AMENDMENT TO FUND PARTICIPATION AGREEMENT

Regarding

THE TAILORED SHAREHOLDER REPORTS RULE

This Amendment (the “Amendment”) is entered into as of July 24, 2024 (the “Effective Date”), by and among Transamerica Life Insurance Company (the “Company”), on its own behalf and on behalf of each separate account of the Company as set forth in the Fund Participation Agreement, as may be amended from time to time (individually and collectively, the “Accounts”), American Funds Insurance Series (“Series”), and Capital Research and Management Company (“CRMC”) (collectively, the “Parties”).

RECITALS

WHEREAS, the Company entered into two participation agreements with Series and CRMC dated January 28, 2005 and one participation agreement with Series and CRMC dated March 4, 2005 (collectively, the “Fund Participation Agreement”);

WHEREAS, pursuant to the Fund Participation Agreement, the Company invests in shares of certain of the portfolios of Series (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Company, on behalf of the Accounts, has certain obligations pursuant to Rule 30e-2 under the 1940 Act to deliver Fund shareholder reports to Contract Owners;

WHEREAS, Series has certain obligations pursuant to the Tailored Shareholder Reports Rule (the “TSR Rule”) to transmit annual and semi-annual reports to shareholders, to make such reports and other information accessible on a website, and to provide such reports to shareholders free of charge in paper or electronic form upon request;

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act [“Rule 498A”]) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that some of the Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the

Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with the TSR Rule and Rule 498A unless Series and CRMC prepare and provides the Fund Documents that are specified in the TSR Rule and Rule 498A.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, Series, and CRMC hereby agree to supplement and amend the Fund Participation Agreement as follows:

1.	Provision of Fund Documents and Tailored Shareholder Reports; Website Posting.

(a)

Fund Documents and Tailored Shareholder Reports. In addition to the Fund Documents specified in Rule 498A, Series (and CRMC) are responsible for preparing and providing the Tailored Shareholder Reports specified in the TSR Rule (“Tailored Shareholder Reports”).

(b)

Deadline for Providing, and Current-ness of, Fund Documents and Tailored Shareholder Reports. Series and CRMC shall provide the Fund Documents and Tailored Shareholder Reports to the Company, or its designee, on a timely basis to facilitate the required website posting, and provide updated versions as necessary, in order to facilitate a continuous offering of the securities and the Contracts.

(c)

Format of Fund Documents and Tailored Shareholder Reports. Series and CRMC shall provide the Fund Documents and Tailored Shareholder Reports to the Company, or its designee, in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)	Are both human-readable and capable of being printed on paper in human-readable format (in accordance with Rule 498A);

(ii)

Permit persons accessing the Tailored Shareholder Reports and the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such a document and the section of the document referenced in that section heading, and to immediately access information available online that is referenced in Tailored Shareholder Reports (that is, these documents must include linking, in accordance with the TSR Rule and with Rule 498A); and

(iii)

Permit persons accessing the Tailored Shareholder Reports and Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of the TSR Rule as well as Rule 498A.

(d)

Website Hosting. The Company shall host and maintain the Tailored Shareholder Reports in addition to the Fund Documents required by Rule 498A, so that the Tailored Shareholder Reports are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in the TSR Rule and Rule 498A, provided that Series and CRMC fulfill their obligations under this Amendment. The Company may engage a third party to host and maintain the website as specified above.

(e)	Use of Tailored Shareholder Reports.

(i)

The Company shall ensure that Tailored Shareholder Reports will be delivered as required by the TSR Rule for each currently offered Variable Contract described under the related registration statement; and

(ii)	Series and CRMC shall ensure that Tailored Shareholder Reports are used for the Portfolios, in accordance with the TSR Rule.

2.

Content of Tailored Shareholder Reports. Series and CRMC shall be responsible for the content and substance of the Tailored Shareholder Reports as provided to the Company, including, but not limited to, the accuracy and completeness of the Tailored Shareholder Reports. Series and CRMC shall take prompt action to correct noncompliance with the TSR Rule upon discovery. Without limiting the generality of the foregoing in any manner, Series and CRMC shall be responsible for ensuring that the Tailored Shareholder Reports as provided to the Company:

(a)	Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b)

Do not contain any untrue statements of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.	Provision of Tailored Shareholder Reports. Series and CRMC shall:

(a)

Series or its designee shall provide electronic documentation (including “camera ready” copies of the current Tailored Shareholder Reports as set in type to have the then current Fund Documents printed for distribution by the Company; the reasonable costs of providing the electronic documentation and of such printing to be borne by Series.

(b)	Series (and/or CRMC) shall reimburse the Company for the costs of mailing the Tailored Shareholder Reports to Contract Owners.

4.	Construction of this Amendment; Fund Participation Agreement.

(a)

This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on the TSR Rule and Rule 498A, and any interpretations of those Rules by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b)

To the extent the terms of this Amendment conflict with the terms of the Fund Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Fund Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights, and obligations of the Parties under and pursuant to this Amendment.

5.	Termination. This Amendment shall terminate upon the earlier of:

(a)	Termination of the Fund Participation Agreement; or

(b)	60 days written notice from any Party to the other Parties.

6.

Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

7.	Joint and Several Liability. The responsibilities, obligations, duties, and liabilities of Series and CRMC under this Amendment shall be joint and several.

(the remainder of this page left intentionally blank; signature page to follow)

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the Effective Date.

TRANSAMERICA LIFE INSURANCE COMPANY

By: /s/ Ben Wadsley
Name: Ben Wadsley
Title: Head of Product and Pricing

AMERICAN FUNDS INSURANCE SERIES

By: /s/ Michael W. Stockton
Name: Michael W. Stockton
Title: Executive Vice President

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By: /s/ Michael Triessl
Name: Michael Triessl
Title: Authorized Signatory